(Letterhead of Branden T. Burningham, Esq.)


December 12, 2000


William Pinkney
1517 Greenstone Court
Coquitlam, B.C. Canada V3E 2W2

Katharine Johnston
AlphaTrade.com
Suite 400, 1111 West Georgia Street
Vancouver, B.C., Canada V6E 4M3

Re: Issuance of compensatory shares of common stock of AlphaTrade.com Corporation, a Nevada corporation (the "Company"), to William Pinkney and Katharine Johnston, to be registered on Form S-8 of the Securities and Exchange Commission

Dear Mr. Pinkney and Ms. Johnston :

          I represent the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to you under a written compensation agreement.

          I have prepared a brief Memorandum setting forth the types of services that can and can not be rendered in exchange for S-8 shares, and have enclosed a copy thereof for your review.

          Please review this Memorandum and advise me in writing of the types of services you are to render, and please facsimile me a copy of this Memorandum, with your typed comments (I cannot scan hand written notations for an EDGAR filing), indicating, if applicable, that these prohibitions do not relate to you or the services you are to render. If you provide separate hand written comments, I will be happy to have them typed on this Memorandum.
Your response should also include how you would like the securities to be issued; i.e., to you individually or to associates or persons who are employed by you and who assisted in the performance of the services rendered.

          I am also enclosing copies of the Company's Form 10-KSB Annual Report for the year ended December 31, 1999, and the Form 10-QSB Quarterly Reports for the quarters ended March 31, June 30 and September 30, 2000. I understand that you have already received the compensation agreement, which the Company has prepared.

          Thank you very much.

                              Yours very sincerely,

                              /s/ Branden T. Burningham

                              Branden T. Burningham

BTB/am
Enclosures
cc:  AlphaTrade.com